QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.14

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

        This Fourth Amendment to Employment Agreement (this "Amendment") is entered into on December 19, 2008, to become effective on January 1, 2009, by and between Liberty Media LLC (formerly, Liberty Media Corporation), a Delaware limited liability company (the "Company"), and John C. Malone ("Executive").

Recitals

        Tele-Communications, Inc. ("TCI") and Executive entered into an Employment Agreement dated January 1, 1982, which was amended on January 1, 1983 and December 30, 1986 (as so amended, the "Existing Agreement"). TCI and Executive thereafter entered into a Restated and Amended Employment Agreement dated as of November 1, 1992 (the "Restated Agreement"). The Restated Agreement provides that certain provisions contained in the Existing Agreement (relating to determination and payment of compensation deferred by Executive through the end of 1992) remain in effect notwithstanding execution of the Restated Agreement. As of March 9, 1999, the Company assumed the Restated Agreement. The Restated Agreement was amended on March 9, 1999, January 1, 2003 and March 29, 2007. The Restated Agreement, as so amended, is referred to in this Amendment as the "Employment Agreement."

        The Company and Executive desire to further amend the Employment Agreement as set forth herein.

Agreement

        In consideration of the mutual covenants contained in this Amendment, and intending to be legally bound, the parties agree as follows:

        1.     Compensation Payable to Executive.    Section 4 of the Employment Agreement is hereby amended by the addition of a new subsection (f), as follows:

          "(f)  Notwithstanding any of the preceding provisions of Section 4 of this Employment Agreement or any provision of Section 4 of the Existing Agreement to the contrary, the following shall apply to the payment of compensation deferred pursuant to either of such sections:

            (i)    The Company and Executive agree that the "total deferred amount" described in Section 4(c) of this Employment Agreement equals $2,401,272.85 (the "8% Deferred Amount") as of February 1, 2009, which shall be treated as the "Determination Date" referred to in Sections 4(b) and (c) above for purposes of paying the 8% Deferred Amount. The 8% Deferred Amount shall be paid to Executive in a series of 240 consecutive equal monthly installments of $20,085.21 (reduced by any required tax withholding) on the first day of each calendar month from February 2009 to January 2029, inclusive, such installment payments representing level amortization of the Company's obligation to pay the 8% Deferred Amount over such 240-month period, with interest thereon at the rate of 8% per annum, compounded annually, from the Determination Date. For purposes of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each monthly installment of the 8% Deferred Amount shall be treated as a separate payment. If Executive dies prior to the payment of all 240 monthly installments of the 8% Deferred Amount, the unamortized principal balance of the 8% Deferred Amount as of the date of Executive's death (reduced by any required tax withholding) shall be paid in a lump sum, within 30 days following the date of Executive's death, to Executive's designated beneficiary or beneficiaries as defined in Section 4(d) of this Employment Agreement. The provisions of Section 4(e) of this Employment Agreement shall apply with respect to amounts payable under this Section 4(f)(i). The payments pursuant to this Section 4(f)(i) are in complete satisfaction of the Company's obligation to pay deferred compensation to Executive pursuant to the preceding provisions of Section 4 of this Employment Agreement, other than the Company's obligation to pay deferred compensation to Executive pursuant to the provisions of Section 4 of the Existing Agreement.

            (ii)   The Company and Executive agree that the "total deferred amount" described in the second and third paragraphs of Section 4 of the Existing Agreement equals $ 20,213,484.21 (the "13% Deferred Amount") as of February 1, 2009, which shall be treated as the commencement date for payment under Section 4 of the Existing Agreement (the "Commencement Date") for purposes of paying the 13% Deferred Amount. The 13% Deferred Amount shall be paid to Executive in a series of 240 consecutive equal monthly installments of $236,816.27 (reduced by any required tax withholding) on the first day of each calendar month from February 2009 to January 2029, inclusive, such installment payments representing level amortization of the Company's obligation to pay the 13% Deferred Amount over the 20-year period from February 2009 to January 2029, with interest thereon at the rate of 13% per annum, compounded annually, from the Commencement Date. For purposes of Code Section 409A, each monthly installment of the 13% Deferred Amount shall be treated as a separate payment. If Executive dies prior to the payment of all 240 monthly installments of the 13% Deferred Amount, the unamortized principal balance of the 13% Deferred Amount as of the date of Executive's death (reduced by any required tax withholding) shall be paid in a lump sum, within 30 days following the date of Executive's death, to Executive's designated beneficiary or beneficiaries as defined in the fourth paragraph of Section 4 of the Existing Agreement. The provisions of the fifth paragraph of Section 4 of the Existing Agreement shall apply with respect to amounts payable under this Section 4(f)(ii). The payments pursuant to this Section 4(f)(ii) are in complete satisfaction of the Company's obligation to pay deferred compensation to Executive pursuant to the provisions of Section 4 of the Existing Agreement.

            (iii)  The Company and Executive intend that the payment provisions of Sections 4(f)(i) and (ii) above will not modify the amounts of deferred compensation payable to Executive under Section 4 of this Employment Agreement or Section 4 of the Existing Agreement but instead shall represent payment of the present value, as of February 1, 2009, of the amounts that otherwise would be payable to Executive, or to his designated beneficiary or beneficiaries, as applicable, under such sections prior to their amendment hereby."

        2.     Salary Continuation Plan.    Section 5 of the Employment Agreement is hereby amended by the addition of a new subsection (f), as follows:

          "(f)  Notwithstanding any of the preceding provisions of this Section 5 to the contrary, the following shall apply to the payment of amounts under the salary continuation plan pursuant to such section:

            (i)    The Company and Executive agree that the amount of the monthly "Benefit" described in Section 5(a) of this Employment Agreement equals $163,709.38 (the "Monthly Benefit Amount") as of February 1, 2009. The Company shall pay the Monthly Benefit Amount (reduced by any required tax withholding) to Executive on the first day of each month from February 2009 to January 2029, inclusive. For purposes of Code Section 409A, each Monthly Benefit Amount shall be treated as a separate payment. If Executive dies prior to the payment of all Monthly Benefit Amounts, any Monthly Benefit Amounts that remain unpaid as of the date of Executive's death (reduced by any required tax withholding) shall be paid to Executive's designated beneficiary or beneficiaries, as defined in Section 5(b) of this Employment Agreement, on the dates such Monthly Benefit Amounts otherwise would have been paid to Executive. The provisions of Section 5(c) and 5(d) of this Employment Agreement shall apply with respect to amounts payable under this Section 5(f)(i). The payments pursuant to this Section 5(f)(i) are in complete satisfaction of the Company's obligation to pay the Benefit to Executive pursuant to the preceding provisions of Section 5 of this Employment Agreement.

            (ii)   The Company and Executive intend that the payment provisions of Section 5(f)(i) above will not modify the amount of the aggregate Benefit payable to Executive under Section 5 of this Employment Agreement but instead shall represent payment of the present value, as of February 1, 2009, of the amount that otherwise would be payable to Executive, or to his designated beneficiary or beneficiaries, as applicable, under such section prior to its amendment hereby."

        3.     Expenses.    Section 6 of the Employment Agreement is hereby amended by the addition of the following sentence at the end thereof:

  "All reimbursements pursuant to this Section 6 shall be made in accordance with the provisions of the Company's business expense reimbursement policy as in effect at the time of reimbursement."

        4.     Executive Benefit Plans; Use of Company Aircraft; Professional Services.    Section 7(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

          (c)   The Company will pay, or will reimburse Executive for, all fees and other costs incurred by Executive in obtaining professional advice or for any other purpose ("Qualified Expenses") provided that, effective January 1, 2007, the Value of all Executive Flights and the amount of Qualified Expenses paid or reimbursed by the Company, plus all required tax withholding with respect thereto, will not exceed, in the aggregate, $1,000,000 per calendar year."

        5.     Compliance with Code Section 409A.    A new Section 16 is hereby added to the Employment Agreement to read in its entirety as follows:

          "16. Compliance with Code Section 409A.

            (a)   General.    To the extent that the provisions of Code Section 409A and any Treasury regulations promulgated thereunder are applicable to any amounts payable under the Existing Agreement or hereunder, the parties intend that the Existing Agreement and this Employment Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent.

            (b)   Separation from Service.    Without limiting the generality of the foregoing, the Company and Executive agree that, if any payment due Executive under the Existing Agreement or this Employment Agreement upon termination of Executive's employment constitutes deferred compensation subject to the provisions of Code Section 409A, such payment shall be made to Executive only upon Executive's Separation from Service. A Separation from Service of the Executive means Executive's separation from service, as such term is defined in Code Section 409A and applicable Treasury regulations thereunder, with the Company and all other persons with whom the Company would be considered a single employer under Code Sections 414(b) or 414(c), applying the 80% threshold for ownership or voting control used in such Code sections and the Treasury regulations promulgated thereunder, all within the meaning of Code Section 409A and applicable Treasury regulations thereunder.

            (c)   Delay in Payment under Certain Circumstances.    With respect to any amount described in Section 16(b) above that becomes payable to Executive under the Existing Agreement or this Employment Agreement upon Executive's Separation from Service, the provisions of this Section 16(c) will apply notwithstanding any other provision of the Existing Agreement or this Employment Agreement to the contrary. If the Company determines in good faith that Executive is a "specified employee" within the meaning of Code Section 409A as of the date of Executive's Separation from Service, to the extent required under Code

    Section 409A, any amount that otherwise would be payable to Executive during the six-month period following Executive's Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of Executive). The amount that otherwise would be payable to Executive during such period of suspension shall be paid, without interest on such suspended amount, in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following the death of Executive during such six-month period, provided that the death of Executive during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive's death. Any amounts not subject to the suspension described in the preceding sentence shall be paid as otherwise provided in this Employment Agreement.

            (d)   Reimbursements and In-kind Benefits.    Solely to the extent that any provision of this Employment Agreement relating to reimbursement of expenses or the availability of in-kind benefits constitutes deferred compensation subject to the provisions of Code Section 409A, the following provisions shall apply: (i) reimbursements or in-kind benefits provided during any taxable year of Executive shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year; (ii) reimbursements shall be made only for expenses incurred during the Employment Term; (iii) reimbursements must be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred; and (iv) no such reimbursements or in-kind benefits shall be subject to liquidation or exchange for another benefit.

            (e)   Transition Relief.    As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of the Existing Agreement or this Employment Agreement, with respect to any election or amendment made on or after January 1, 2008 and on or prior to December 31, 2008 to change a time or form of payment under the Existing Agreement or hereunder, the election or amendment shall apply only with respect to any payments that would not otherwise be payable in 2008 and shall not cause any payment to be made in 2008 that would not otherwise be payable in 2008."

        6.     Effect on Employment Agreement.    Except as amended by the preceding provisions of this Amendment, the Employment Agreement shall remain in full force and effect according to its terms.

        7.     Governing Law.    This Amendment shall be interpreted and construed under the internal laws of the State of Colorado, without reference to principles of conflict of laws.

        IN WITNESS WHEREOF, the parties have signed this Fourth Amendment to Employment Agreement to be effective as of the date first written above.

LIBERTY MEDIA LLC

By:	/s/ CHARLES Y. TANABE Charles Y. Tanabe Executive Vice President

/s/ JOHN C. MALONE John C. Malone

QuickLinks

  Exhibit 10.14
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
Recitals
Agreement